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                                  PRESS RELEASE

For Immediate News Release
May 14, 1999


     MISSION WEST PROPERTIES ANNOUNCES ACQUISITION OF THE L'AVENIDA PROJECT

CUPERTINO, CA - MISSION WEST PROPERTIES, INC. (AMEX/PCX:MSW) announced today that it has recently acquired an approximately 515,700 square foot five-building R&D complex located on L'Avenida Avenue in Mountain View, CA, which has been fully leased to Microsoft Corporation under the terms of the Company's Pending Projects Acquisition Agreement with the Berg Group members and other owners of projects subject to the agreement. By agreement of the Company and the sellers this acquisition is effective as of April 1, 1999. The total acquisition cost is approximately $156.0 million.

In accordance with the terms of the lease, on April 1, 1999, Microsoft began paying monthly base rent of approximately $1.2 million for the first four buildings, which consist of approximately 415,700 rentable square feet. On June 1, 1999, Microsoft begins paying monthly base rent of approximately $0.3 million for the fifth building, which consists of approximately 100,000 rentable square feet. Microsoft controls the construction of this facility, which is currently scheduled to be completed and ready for occupancy during the second half of 1999. Microsoft has signed a seven-year lease that provides for a first year's rent of $2.95 per square foot per month with approximately 4% annual rent increases.

In connection with the acquisition, the Company has assumed approximately $25.0 million of mortgage debt owed to Berg & Berg Enterprises, Inc., a Berg Group affiliate, and the sellers' total obligation to reimburse Microsoft for shell and tenant improvements of approximately $33.0 million. The debt owed to Berg & Berg Enterprises, Inc. carries a variable interest rate, which was 6.49% annually at March 31, 1999 and is payable in full on demand. The Company will pay the shell and tenant improvements reimbursement to Microsoft upon receipt of Microsoft's invoices. The Company expects to pay this obligation in full by August 31, 1999. Interest accrues on the amount owed by the Company to Microsoft at a 7% annual rate from April 1, 1999.

In the acquisition one of the Company's operating partnerships is issuing a total of 13,206,629 O.P. Units to the sellers of the project, including Carl E. Berg and other members of the Berg Group. In total, the Berg Group members will receive 12,467,058 O.P. Units. All of the O.P. Units may be exchanged for shares of common stock beginning in January 2000 subject to ownership percentage limitations, REIT qualification requirements and other restrictions set forth in an Exchange Rights Agreement and described in reports previously filed by the Company with the Securities and Exchange Commission. The value for O.P. Units issued for properties sold under the Pending Projects Acquisition Agreement is $4.50, which was set in May 1998 based on the $4.50 per share price of the Company's common stock at that time. The closing price of a share of common stock quoted on AMEX at April 30, 1999 was $7.50.

Mission West Properties intends to operate as a self-managed, self-administered, self-advised and fully integrated REIT engaged in the management, leasing, marketing, development and acquisition of commercial R & D properties, primarily located in the Silicon Valley portion of the San Francisco Bay Area. Currently, the Company manages 76 properties totaling approximately 4.99 million square feet. For additional information, please contact Marianne K. Aguiar, VP of Finance and Controller at 408-725-0700.

THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "WILL", "ANTICIPATE", "ESTIMATE", "EXPECT", "INTENDS", OR SIMILAR WORDS. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE ABILITY TO COMPLETE ACQUISITIONS UNDER THE COMPANY'S PENDING PROJECTS ACQUISITION AGREEMENT AND LAND HOLDINGS OPTION AGREEMENT WITH THE BERG GROUP, THE ABILITY TO ACHIEVE STATED YIELDS DUE TO CHANGING ECONOMIC AND REAL ESTATE INDUSTRY CONDITIONS, LEASING RISK, ROLLOVER RISK, TENANT CREDIT RISK, INTEREST RATE RISK, PROJECT DUE DILIGENCE, AND OTHER FACTORS DETAILED IN THE COMPANY'S REGISTRATION STATEMENTS, AND PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.